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                                                                   EXHIBIT 10.14

                             LEASE RENEWAL AGREEMENT
                            WERNER WITH UPRIGHT, INC.
                               222 BERGEN TURNPIKE
                               RIDGEFIELD PARK, NJ

         WHEREAS, Ronald W. Werner, as Lessor, and Upright, Inc., as Lessee, entered into a certain lease agreement dated January 10, 1983 (hereinafter "lease") with respect to the above premises; and

         WHEREAS, said lease was for a term of five (5) years, ending on October 31, 1987; and

         WHEREAS, Lessee exercised a renewal option contained in the lease, for a renewal term ending October 31, 1992, and the parties having further executed an undated Amendment to Lease, effective on November 1, 1987 (hereinafter "Lease Amendment"); and

         WHEREAS, the parties desire to renew and further extend said lease, on the terms and conditions set forth herein;

         NOW THEREFORE, for good and valuable consideration, the parties do hereby agree as follows:

         1. The renewal term shall commence on November 1, 1992 and shall end on October 31, 1997.

         2. Lessee covenants and agrees to pay to Lessor, as basic rent for and during said renewal term the sum of Four Hundred Ninety Thousand Four Hundred Four and 60/100 ($490,404.60) Dollars. Said rent shall be due and payable in sixty (60) monthly installments each in the sum of $7,000.00, due on the first day of the month in advance, without set-off or deduction of any kind, commencing on November 1, 1992, + 3% increase per year.


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         Rents shall be payable to Lessor at the address set forth in the lease or such other address as Lessor shall hereinafter designate in writing.

         3. Lessor presently holds a security deposit previously paid by Lessee. On or before November 1, 1992, Lessee shall deposit with Lessor such additional deposit so as to make the total security deposit equal to two (2) months of basic rent plus two (2) months of current tax payments and insurance premiums. All of said deposits shall be held as security for the faithful performance and observance by Lessee of the terms, provisions and conditions of the lease, as modified thereby.

         4. Lessee shall, at Lessee's own expense, comply with the Environmental Cleanup Responsibility Act, N.J.S.A. 12:1K-6 et seq. and the regulations promulgated thereunder ("ECRA") with respect to Lessee's occupancy of and activities upon the premises. Lessee shall, at Lessee's own expense, make all submissions to, provide all information to, and comply with all requirements of the Bureau of Industrial Site Evaluation ("the Bureau") of the New Jersey Department of Environmental Protection ("NJDEPE").

         Should the Bureau or any other division of NJDEPE determine that a cleanup plan be prepared and that a cleanup be undertaken because of any spills or discharges of hazardous substances or wastes at the premises which occur during the term of this lease, then Lessee shall, at Lessee's own expense, prepare and submit the required plans and financial assurances, and carry out the approved plans. ECRA only [illegible] to spillage on floors and



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asphalt--nothing underneath. Lessee's obligations under this paragraph shall arise if there is any closing, termination on or transferring of operations of an industrial establishment at the premises pursuant to ECRA. At no expense to Lessor, Lessee shall promptly provide all information requested by Lessor for preparation of nonapplicability affidavits and shall promptly sign such affidavits when requested by Lessor. Lessee shall indemnify, defend and save harmless Lessor from all fines, suits, procedures, claims and action of any kind arising out of or in any way connected with any spills or discharges of hazardous substances or wastes at the premises which occur during the term hereof or the term of any prior lease or occupancy agreement between the parties; and from all fines, suits, procedures, claims and actions or any kind arising out of Lessee's failure to provide all information, make all submissions and take all actions required by the Bureau or any other division of NJDEPE. Where appropriate, and to the extent required, Lessor will cooperate therewith, at no expense to Lessor. Lessee's obligations and liabilities under this paragraph shall continue for so long as Lessor remains responsible for any spills or discharges of hazardous substances or wastes at the premises which occur during the term hereof or during the term of any prior lease or occupancy agreement between the parties. Lessee's failure to abide by the terms of this paragraph shall be restrainable by injunction.



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         5. (A). Public liability insurance coverage limits set forth in Section
2.3 of the lease are hereby increased as follows:

         For injuries to any person or persons, for limits of not less than One Million ($1,000,000.00) Dollars for injuries to one person and Three Million ($3,000,000.00) Dollars for injuries to more than one person, in any one accident or occurrence, and for loss or damage to the property of any person or persons, for not less than Five Hundred Thousand ($500,000.00) Dollars.

         (B) Lessor shall keep the building on the demised premises insured against loss or damage by fire with extended coverage endorsement in an amount reasonably satisfactory to Lessor. If for any reason it shall be impossible to obtain fire and other hazard insurance on the buildings and improvements on the leased premises, in an amount and in the form and with insurance companies reasonably acceptable to Lessor, Lessor may, if Lessor so elects at any time thereafter, terminate this Lease and the term hereof, upon giving to Lessee fifteen (15) days notice in writing of Lessor's intentions to do so, and upon the giving of such notice, this Lease and the term thereof shall terminate. During said period, Lessee shall have the right to attempt to obtain such reasonably acceptable insurance. If same is obtained during said period, this Lease shall not terminate. Lessee shall pay to Lessor, as additional rent, Lessee's share of all premiums relating to the insurance to be obtained by Lessor pursuant hereto. Lessee's share of such insurance premiums shall be calculated based upon the ratio that area leased by Lessee bears



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to total square footage of building(s) insured under said policies. Lessor shall notify Lessee of such premiums, and Lessee's share thereof shall be paid to Lessor in the same manner set forth for tax increases in paragraph 6 hereof. Additionally, if solely by reason of the use to which the premises are put by Lessee or character of or the manner in which Lessee's business is carried on, the insurance rates for fire and other hazards shall be increased, the Lessee shall upon demand, pay to Lessor, as rent, the amounts by which the premiums for such insurance are increased. Lessor agrees to provide evidence of rate increase(s) to Lessee.

         6. During the term hereof, Lessee shall pay to Lessor, as additional rent, the "Lessee's Share" of tax increases imposed on the Lessor's entire premises, to the extent that said taxes have increased from the taxes in the base year of 1991. For the purpose of this Section, "taxes" shall mean all taxes and special and extraordinary assessments. Lessee's share shall be calculated based upon the ratio that area leased by Lessee bears to total square footage of buildings located on Lessor's entire premises.

         Lessee's share of taxes shall be payable monthly on the first day of the month in advance to Lessor. Lessor shall give notice to Lessee of any tax increases, and Lessee's share thereof (computed on a cumulative basis from the 1991 base year) shall be paid to Lessor in 12 equal consecutive monthly installments as additional rent. The first monthly installment shall be due and payable on the first day of the next month after said notice. To



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the extent that a tax change shall relate to any time period prior to said notice, said change shall apply retroactively (but not earlier than the commencement date of the within lease term). The amount of any deficit in the payments made prior to the notice of tax change shall be credited to or paid by Lessee on the first day of the next month after said notice.

         Lessor agrees to annually furnish to Lessee a copy of the tax bill(s), upon Lessee's request therefor.

         Notwithstanding the foregoing, in the event of any assessment imposed upon the premises, payable over a term of years, Lessee shall pay Lessee's share of same to Lessor as additional rent in monthly installments. The amount of each monthly installment shall be computed based upon the amount of the assessment divided by the number of months over which same shall be payable, together with such interest thereof as may be due to the governmental entity imposing the assessment. In the event that the assessment is imposed on Lessor's entire premises, Lessee's share of assessment shall be computed on the same percentage basis as utilized herein to determine Lessee's share of taxes.

         7. Lessee agrees to annually decorate (and redecorate, if necessary) a certain Spruce Tree (presently approximately 65 feet tall) located at Lessor's residence, and thereafter to remove said decorations, at such time and in such manner as Lessor may designate.

         8. Pursuant to Paragraph 1 of the Lease Amendment, Lessee was granted the right to use certain property. Lessee may



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continue said use during the within renewal term; provided, however, that Lessor may terminate said use upon thirty (30) days written notice to Lessee, at which time all rights on the part of Lessee to use same shall cease and Lessee shall vacate said additional property. Lessee shall not be entitled to any reduction of rent or other payments due hereunder by reason of such use termination.

         9. If Lessee shall fail to make payment of any rent or additional rent, or of any other charge due hereunder, within ten (10) days of the due date thereof, Lessee shall pay to Lessor a late charge equal to five (5%) percent of the unpaid amount, which late charge shall be deemed additional rent.

         10. In all other respects not inconsistent herewith, the parties do hereby incorporate all of the terms and conditions of lease and lease amendment.

         IN WITNESS WHEREOF, the parties have hereunto set their respective hands and seals.

Dated:


                                      /s/ Ronald W. Werner
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                                      RONALD W. WERNER (LESSOR)

Dated:                                UPRIGHT, INC.
                                      (LESSEE)



               10-19-92               /s/ Hamilton Parr
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                                      President


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